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                                                                    EXHIBIT 99.2
                           STOCK PURCHASE AGREEMENT


    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 10, 1998, by and between Drummond Company, Inc., an Alabama corporation ("Drummond"), and Hugh G. Weeks, an individual ("Weeks").


                               R E C I T A L S:


    WHEREAS, Weeks currently is the record owner of 1,336,400 shares of common stock of Citation Corporation, a Delaware corporation; and

    WHEREAS, Drummond desires to purchase from Weeks and Weeks desires to sell to Drummond certain of the shares of common stock of the Company held by Weeks on the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

    1.   Definitions.  For purposes of this Agreement,
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    (a) "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" shall have the meaning set forth in Rule 13d-3(a) promulgated by the Securities and Exchange Commission.

    (b) "CLOSING" shall have the meaning set forth in Section 2(d) hereof.

    (c) "COMPANY" means Citation Corporation, a Delaware corporation.

    (d) "DRUMMOND" means Drummond Company, Inc., an Alabama corporation, or an affiliate to which Drummond may assign its rights hereunder.

    (e) "HART-SCOTT-RODINO" shall have the meaning set forth in Section 4(a).

    (f) "LIENS" shall mean any mortgage, lien, pledge, adverse claim, interest, encumbrance, option, warrant, call, preemptive right, restriction or other agreement or right of a similar nature.

    (f) "PURCHASE PRICE" shall have the meaning set forth in Section 2(a) hereof.

    (g) "SHARES" shall mean 1,336,400 shares of the common stock of the Company, currently owned by Weeks.
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    (h) "TRANSFER" shall mean to sell, exchange, give, assign, pledge, devise, bequeath, or otherwise transfer, grant any interest in or encumber in any way.

    2.  Sale and Purchase of Shares.  At the Closing, Weeks shall sell,
        ---------------------------
transfer and convey to Drummond and Drummond shall purchase from Weeks the Shares, for the following purchase price and on the following terms and conditions:

    (a) Purchase Price.  The total purchase price to be paid by Drummond to
        --------------
Weeks for the Shares (the "Purchase Price") shall be an amount equal to Twenty Million Forty-Six Thousand and No/100 Dollars ($20,046,000.00), representing a price per share of $15.00.

    (b) Payment of Purchase Price.  The Purchase Price shall be paid by Drummond
        -------------------------
to Weeks in cash or other immediately available funds at the Closing.

    (c) Title.  At the Closing, Weeks shall deliver to Drummond good and
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marketable title to the Shares, free and clear of any Liens or other restrictions, except for applicable restrictions on transfer under federal and state securities laws.

    (d) Closing.  The closing shall take place at a mutually agreeable time and
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location in Birmingham, Alabama (the "Closing"), provided that the Closing shall take place on or prior to the later of (i) twenty (20) days following the date hereof and (ii) three (3) business days following the satisfaction, termination or waiver of all conditions to such Closing, including but not limited to, the termination or expiration of the waiting periods under Hart-Scott-Rodino, if applicable. At Closing, Weeks shall deliver to Drummond one or more stock certificates representing the Shares, together with duly executed stock powers, and take such other actions and deliver such other documents as are necessary to transfer title to the Shares to Drummond.

    3.    Representations, Warranties and Agreements.
          ------------------------------------------

    (a)   By Weeks. Weeks hereby represents and warrants to Drummond as follows:
          --------

          (i)  Weeks is the record and beneficial owner of all of the Shares;

          (ii) Weeks has full power, right and authority to make and enter into this Agreement and to sell, assign, transfer and deliver the Shares to Drummond;

         (iii) Weeks has good and valid title to the Shares, free and clear of all Liens;

         (iv) upon the consummation of the transactions provided for in this Agreement in accordance with the terms hereof, Drummond shall acquire good and marketable title to the Shares, free and clear of all Liens;

          (v) this Agreement constitutes the valid and binding obligation of Weeks;

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

          (vi) Except as provided in this Agreement, Weeks is not required by any provision of federal, state, or local law to take any further action or to seek any governmental approval of any nature prior to the sale by him of the Shares;

         (vii) There are no outstanding or existing provisions of the Company's Certificate of Incorporation or Bylaws that would prevent, limit, or condition the sale and transfer of the Shares to Drummond or the exercise by Drummond of its rights as a stockholder of the Company;

        (viii) Assuming the representations and warranties of Drummond are true and correct and will be true and correct as of the Closing, there are no provisions of any contract, indenture, or other instrument to which Weeks is a party or to which the Shares are subject which would prevent limit, or condition the sale and transfer of the Shares to Drummond;

          (ix) Weeks is aware that Drummond has entered into an agreement with
               T. Morris Hackney ("Hackney") pursuant to which it has the right and option to purchase from Hackney certain shares of the Company's common stock held by Hackney on terms which are not identical to the terms of this Agreement, including the purchase price to be paid by Drummond, which, in Hackney's case, is $20.00 per share;

           (x) Weeks has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of selling the Shares to Drummond, is familiar with the Company and its prospects and has determined to sell the Shares on the terms set forth herein based upon such knowledge; and

          (xi) The representation and warranties of Weeks in this Agreement are true, complete, and correct, and no such representation or warranty contains any untrue statement of material fact or omits to state any material fact necessary to make the statements made not misleading.

    (b)   By Drummond.  Drummond hereby represents and warrants to Weeks as
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follows:

           (i) Drummond is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama;

          (ii) Drummond has all requisite power and authority to execute and deliver this Agreement and to perform the provisions hereof;

         (iii) this Agreement has been approved by all requisite action on its part, and constitutes the valid and binding obligation of Drummond;

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

          (iv) upon consummation of the transactions provided for herein, Drummond will acquire the Shares for its own account for investment purposes only and not with a view toward, or for resale in connection with, any distribution or Transfer to any other person or entity;

           (v) Drummond acknowledges its understanding that (i) the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and must therefore be held indefinitely unless subsequently registered under such laws or unless, in the opinion of counsel satisfactory to the Company, a transfer may be effected without registration thereunder; (ii) the Company may, upon transfer of the Shares to Drummond, instruct its transfer agent to place a restrictive legend on the certificates evidencing the Shares; (iii) the Shares are not subject to any registration rights or similar rights or obligations, and the Company is not required to effect any registration statement relating to all or any part of the Shares; and (iv) the certificates evidencing the Shares currently bear a restrictive legend and, accordingly, the Company may rely upon the representations and warranties of Drummond set forth herein in authorizing the transfer of the Shares from Weeks to Drummond.

          (vi) Drummond will not have, as a result of the execution of this Agreement, and will not acquire as of the Closing, Beneficial Ownership of 30% or more of the outstanding shares of common stock of the Company, if any such acquisition would constitute an event of default under the Company's existing bank credit facility;

         (vii) Drummond has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of purchasing the Shares from Weeks, is familiar with the Company and its prospects and has had the right and opportunity to receive and review all relevant information as it has deemed necessary, advisable or prudent in evaluating the Company and the purchase of the Shares and, based upon its analysis of such information and without reliance upon any representations by Weeks as to the status of the Company, has determined to purchase the Shares on the terms set forth herein; and

        (viii) The representations and warranties of Drummond in this Agreement are true, complete and correct, and no such representation or warranty contains any untrue statement of material fact or omits to state any material fact necessary to make the statements not misleading.

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

     4.   Additional Covenants and Conditions.
          -----------------------------------

          (a) Hart-Scott-Rodino.  As promptly as practicable, but no later than
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fifteen (15) days following the date hereof, Drummond and Weeks shall complete any filing that may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino"), or shall mutually agree that no such filing is required. Drummond and Weeks shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of Hart-Scott-Rodino. The parties hereto shall use their reasonable best efforts to resolve objections, if any, that may be asserted under Hart-Scott-Rodino in connection with the transactions provided for in this Agreement. If the parties determine that a Hart-Scott-Rodino filing is necessary, then they shall cooperate in making such filing as soon as reasonably practicable and, in connection with such filing, request an early termination of the waiting period. Drummond will pay for any and all filing fees incurred in connection with any filing required pursuant to Hart-Scott-Rodino.

          (b) Publicity.  Weeks and Drummond shall make a joint press release
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announcing the execution of this Agreement and the transactions contemplated hereby that shall be reviewed by and be acceptable to the Company. No other publicity release or announcement concerning the transactions contemplated hereby shall be issued by either party without the advance written consent of the other party and the Company, except any such release or announcement as may be required by applicable law.

          (c) Additional Conditions to Closing.  In addition to the other
              --------------------------------
conditions set forth herein, the Closing of the transactions contemplated hereby shall be subject to the following conditions: (i) the representations and warranties of the parties hereto shall be true and correct in all material respects on and as of the date hereof and as of the Closing with the same effect as though such representations and warranties had been made or given as of the Closing; (ii) the parties shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by them prior to or at the Closing in all material respects; and (iii) no court of competent jurisdiction or governmental agency shall have rendered a judgment or issued an order prohibiting or preventing the transactions provided for herein, it being understood that the mere filing of a claim or lawsuit by a third party shall not affect the obligations of the parties hereunder.

     5.   Notices.  All notices or other communications provided for herein
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shall be validly given, made or served if in writing and delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid or transmitted by facsimile transmission, as set forth below:

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          (a)  if to Drummond, addressed to:

               Drummond Company, Inc.
               530 Beacon Parkway West
               Birmingham, Alabama  35209
               Attention: Guy K. Mitchell, Jr.
               Facsimile: (205)917-3160

               With a copy to:

               William B. Long
               Drummond Company, Inc.
               530 Beacon Parkway West
               Birmingham, Alabama 35209
               Facsimile: (205) 945-6521

          (b)  if to Weeks, addressed to:

               Hugh G. Weeks
               2 Office Park Circle
               Suite 1
               Birmingham, Alabama  35233
               Facsimile:  (205) 870-5146

               With a copy to:

               Harold B. Kushner
               Berkowitz, Lefkovits, Isom & Kushner
               1600 SouthTurst Tower
               420 20th Street North
               Birmingham, Alabama  35203-3204
               Facsimile:  (205) 322-8007

     6. Miscellaneous.
        -------------

    (a) Governing Law.  This Agreement shall be interpreted, construed and
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enforced according to the laws of the State of Delaware.

    (b) Captions.  The captions or headings in this Agreement are made for
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convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

    (c) Binding Effect.  This Agreement shall be binding upon the parties
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hereto, their heirs, legal representatives, successors, assigns, and legatees;
provided, however, that

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

Drummond agrees not to transfer or assign its rights under this Agreement, except to an affiliated entity, without the prior written consent of Weeks.

    (d) Entire Agreement.  This Agreement contains the entire agreement of the
        ----------------
parties, and may not be revoked, modified or amended in any manner without the prior written consent of the parties hereto.

    (e) Further Acts.  Each party hereby agrees to perform any acts and to
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execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

    (f) Counterparts.  This Agreement may be executed in two or more
        ------------
counterparts, each of which shall for all purposes be deemed to be an original, but each of which, when so executed, shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement or caused this Agreement to be executed on their behalf as of the date and year first above written.


                                    DRUMMOND COMPANY, INC.
                                    an Alabama corporation


                                    By /s/ Guy K. Mitchell, Jr.
                                       ___________________________
                                         GUY K. MITCHELL, JR.
                                         Its President

                                    /s/ Hugh G. Weeks
                                    ______________________________
                                    HUGH G. WEEKS, an individual

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